EXHIBIT 99.1

Luvu Brands, Inc. Announces Fiscal 2016 Q3 Results

Atlanta, Georgia, May 16, 2016 – Luvu Brands, Inc., (OTCQB: LUVU), a manufacturer and marketer of premium consumer brands in the wellness, lifestyle and fashion seating categories, today announced record net sales of $4.3 million for the quarter ended March 31, 2016.

Third Quarter and Nine Month Highlights:

  Net sales during the nine months ended March 31, 2016 increased to a record $12.9 million from $12.1 million recorded in the same period last year, an increase of 6%.

  For the three months ended March 31, 2016, the Company reported a loss of $159,505, or ($.00) per diluted share.

  For the quarter ended March 31, 2016, sales to wholesale customers increased 11% to $2.9 million from the same quarter last year, due primarily to higher sales of branded Liberator, Jaxx and Avana products.

  Net sales to wholesale customers during the nine months ended March 31, 2016, increased to $8.7 million from $7.5 million in the same period of the prior fiscal year, an increase of 15%. This is primarily due to increased sales to our larger wholesale customers including Amazon, Brookstone, Overstock, Target and Wayfair.

  During the nine months ended March 31, 2016, sales to (and through) Amazon accounted for 29% of our net sales.

  Adjusted EBITDA* for the nine months ended March 31, 2016 was $383,723. For the same period in the prior year, Adjusted EBITDA was $444,734.

Louis S. Friedman, the Company’s Founder and Chief Executive Officer said: “Although this quarter did not meet our expectations, we are encouraged by the increase in sales of our branded consumer products, especially our Liberator and Jaxx products. As evidence of this, sales of Liberator branded products increased 14% during the first nine months from the same period in the prior year and Jaxx/Avana products increased 17% from the prior year.”

Mr. Friedman went on to say, “We believe there is a tremendous opportunity to optimize our core business. To that end, our energies for Q4 of this fiscal year and Q1 of fiscal 2017 will be focused on ramping up production and improving our in-stock positions. We believe that demand will continue to build as our inventory position strengthens. We are taking actions to increase brand awareness and implementing promotional initiatives aimed at increasing our direct to consumer sales volume over the next six months. Our second priority for the remainder of this calendar year is elevating the customer experience and developing a more cohesive approach to customer service. This initiative will focus on enhancing product quality and customer value, and improving our in-stock position across all channels. Our third priority is to optimize our inventory and working capital. I believe there is a significant opportunity to improve inventory turns and free up cash. As a Company, we recognize the need for better inventory optimization, both in terms of assortment dynamics and supply chain efficiency. During the quarter, we began the process to condense our SKU count, editing under-performing products and simplifying our offering. Our analysis suggests we have the opportunity to be more efficient with our product offering, which should increase inventory turns and reduce working capital requirements over the next six months.”

Use of Non-GAAP Measure – *Adjusted EBITDA

Luvu Brands management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. While Adjusted EBITDA is not a measure of performance in accordance with GAAP, management believes that this non-GAAP measure provides useful information about the Company's operating results.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Adjusted EBITDA is defined as net loss before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation expense and common stock issued for services.

Reconciliation of Adjusted EBITDA to Net Loss

	Nine Months Ended March 31
	2016	2015
Net loss	$(157,348)	$(52,881)
Interest (net)	339,215	304,038
Income taxes	—	—
Depreciation & amortization	174,565	161,689
Stock based compensation	27,291	31,888
Adjusted EBITDA income	$383,723	$444,734

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  Examples of forward-looking statements in this release include statements related to new products, anticipated revenue and profitability.  The Company assumes no obligation to update the cautionary information in this release.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures, licenses, and markets a portfolio of premium consumer lifestyle brands including sexual wellness, fashion seating and furniture, and home essentials.

The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 150 people. Bringing manufacturing back to the USA, sustainable manufacturing practices, and decreasing the overall impact on the environment are core to the Company’s operating principles.

Luvu Brands promotes its products in a variety of consumer categories to retailers, wholesalers, and distributors in the United States and globally. The Company’s brand sites include: liberator.com, jaxxliving.com, avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com